As filed with the Securities and Exchange Commission on November 14, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3307935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

(Address of principal executive offices)

2011 INDUCEMENT STOCK PLAN

(Full title of the plan)

Anthony A. DiTonno

President and Chief Executive Officer

NeurogesX, Inc.

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

(650) 358-3300

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael J. O’Donnell, Esq.

Gavin T. McCraley, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

(650) 813-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2011 Inducement Stock Plan (“2011 Plan”), Common Stock $0.001 par value	1,000,000(2)	$1.20(3)	$1,200,000	$137.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2011 Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.
(2)	The 2011 Plan, as adopted by the Board of Directors of the Registrant on September 20, 2011, provides that the maximum aggregate number of shares of Common Stock awarded under the 2011 Plan is 1,000,000 shares of Common Stock.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as quoted on The NASDAQ Global Market on November 10, 2011.

NEUROGESX, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees or officers as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees or officers as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010 filed on March 30, 2011, as amended on June 30, 2011;

(b) the Registrant’s Definitive Proxy Statement filed on April 26, 2011;

(c) the Registrant’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2011 filed on May 9, 2011, June 30, 2011 filed on August 15, 2011 and September 30, 2011 filed on November 14, 2011;

(d) the Registrant’s Current Reports on Form 8-K filed on February 9, 2011, February 9, 2011 (amending the Current Report on Form 8-K filed on November 22, 2010), February 14, 2011, March 30, 2011, April 25, 2011, April 28, 2011, April 29, 2011 (three Forms 8-K filed on this date), June 6, 2011, June 16, 2011, July 22, 2011, July 27, 2011, August 8, 2011, August 9, 2011 (two Forms 8-K filed on this date), September 26, 2011, September 27, 2011, October 21, 2011, October 31, 2011 (two Forms 8-K filed on this date), and November 8, 2011.

(e) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, originally filed with the Commission on April 30, 2011 and as amended and declared effective on May 1, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain partners of Morrison & Foerster LLP beneficially own less than 1.0% of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or employees. The Registrant also has and intends to maintain director and officer liability insurance.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1[1]	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Morrison & Foerster LLP.

10.1[2]	2011 Inducement Stock Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (see Exhibit 5.1).

24.1	Power of Attorney (see signature page).

[1]	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-140501), and as declared effective on May 1, 2007.
[2]	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K filed September 26, 2011.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 14th day of November, 2011.

NEUROGESX, INC.

By:	/S/ ANTHONY A. DITONNO
Anthony A. DiTonno,
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony A. DiTonno and Stephen F. Ghiglieri, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ANTHONY A. DITONNO Anthony A. DiTonno	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2011

/S/ STEPHEN F. GHIGLIERI Stephen F. Ghiglieri	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Executive)	November 14, 2011

/S/ GARY A. LYONS Gary A. Lyons	Executive Chairman	November 14, 2011

/S/ JEAN-JACQUES BIENAIME Jean-Jacques Bienaimé	Lead Independent Director	November 14, 2011

/S/ NEIL M. KURTZ Neil M. Kurtz	Director	November 14, 2011

/S/ ROBERT T. NELSEN Robert T. Nelsen	Director	November 14, 2011

/S/ BRAD S. GOODWIN Brad S. Goodwin	Director	November 14, 2011

/S/ JOHN A. ORWIN John A. Orwin	Director	November 14, 2011

/S/ STEVEN H. NELSON Steven H. Nelson	Director	November 14, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

4.1[1]	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Morrison & Foerster LLP.

10.1[2]	2011 Inducement Stock Plan

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (see Exhibit 5.1).

24.1	Power of Attorney (see signature page).

[1]	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-140501), and as declared effective on May 1, 2007.
[2]	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K filed on September 26, 2011.